Exhibit 10.4

January 26, 2021

Patrick McCreery

Dear Patrick:

This letter constitutes an Amendment (“Amendment”) to the letter agreement dated May 9, 2018 (“Agreement”) outlining the terms and conditions of your employment with Meredith Corporation (the “Company”). Upon execution by both parties, this Amendment shall be effective as of January 26, 2021. For the mutual promises and consideration provided for herein, you and the Company agree as follows:
The following language in the Agreement shall be removed in its entirety:
It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:
a.Release Pay:    Meredith will pay you the equivalent twelve (12) months of your base salary, minus applicable withholdings and deductions, (“Release Pay”). The Release Pay will be paid to you as a lump sum within fifteen (15) days after the Separation Agreement becomes effective.

b.Release Benefits:    In addition, if you are otherwise eligible for benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and you elect to receive those benefits, then Meredith will provide you a full subsidy for the premium charged under Meredith’s group health plan through the end of the month following the month you were terminated (“Subsidy Period”). At the conclusion of the Subsidy Period, you shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period. The Subsidy period shall count toward any period for which Meredith is required to offer COBRA coverage to you or your dependents.

c.You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

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In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

1.While this Agreement is in effect and for a period of twelve (12) months thereafter (“Restricted Period”), you will not solicit for employment, refer or approve for employment, hire or employ in any capacity, or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith, including its subsidiaries, affiliated companies and operating groups.  In addition, for a period of twelve (12) months following expiration of this Agreement or the termination of this Agreement by Meredith with, or without cause, or your voluntary resignation (whether in breach of this Agreement, or otherwise) you will not render services the same or similar to those you rendered to Meredith, directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any television station licensed in a market in which Meredith owns a television station.  Additionally, and for the same period of time, you will not render services the same or similar to those you rendered to Meredith, directly or indirectly to any cable system or other MVPD within a market in which Meredith owns a television station in which market the cable system or MVPD has 50,000 or more subscribers.

2.You also covenant and agree that during your employment with Meredith and for twelve (12) months after the termination thereof, regardless of the reason for the employment termination, you will not, directly or indirectly, solicit or attempt to solicit any business from any of the Meredith customers with whom you had contact during the last twelve (12) months of your employment with Meredith.

The above language from the Agreement shall be replaced in its entirety with the following:

It is further understood that this Agreement and your employment hereunder may be terminated by Meredith at any time without Cause. In the event your employment is terminated by Meredith without Cause, then, in return for you executing a Separation Agreement that includes a full release of all employment-related claims:

a.    Meredith will pay, on a regular payday basis, the equivalent of your then biweekly base salary, minus applicable withholdings and deductions, for a period of eighteen (18) months (“Release Pay”). Each Release Pay payment is a “separate payment” for 409A purposes, and if your Release Pay and/or the aforementioned timeframe of Release Pay payments exceed the limits for separation pay under section 409A of the Internal Revenue Code, then Meredith may accelerate any payments as necessary, in the discretion of Meredith, to avoid such payments constituting deferred compensation under section 409A.

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b.    You shall be deemed to have met the age and service vesting requirements specified in Section 5.1(a) and (b) of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan, or any successors thereto.

c.    All awards of restricted stock units and stock options, if any, shall automatically vest, and stock options shall be exercisable for the full unexpired term of the option.

d.    You agree if, as a result of your termination without Cause, you would be eligible to receive compensation and benefits under Meredith’s Severance Pay Plan, you may be treated under either that Plan or under this Agreement; but you are not entitled to payment or benefits under both this Agreement and under Meredith’s Severance Pay Plan under any circumstances.

In return for the above consideration and in acceptance of this offer you agree to the terms and conditions set forth below:

1.    While you are employed by Meredith and for a period of eighteen (18) months thereafter (“Restricted Period”), you will not:

a.solicit for employment, refer or approve for employment, hire or employ in any capacity or advise or recommend to any other person or entity that it hire, employ or solicit for employment any person who as of your last day of employment, or at any time during the Restricted Period, was an employee of Meredith Corporation, including its subsidiaries, affiliated companies and operating groups.

b.directly or indirectly solicit or attempt to solicit any business from any of the Meredith customers with whom you had contact during the last twelve (12) months of your employment with Meredith.

c. render services the same or similar to those you rendered to Meredith, directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity to any television station licensed in a market in which Meredith owns a television station or to any cable system or other MVPD within a market in which Meredith owns a television station in which market the cable system or MVPD has 50,000 or more subscribers.

The paragraphs numbered 3. and 4. in the Agreement shall be re-numbered 2. and 3., respectively, by this Amendment.

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Except with respect to the changes expressly noted herein, the Agreement otherwise remains in full force and effect.

Sincerely,

/s/ Dina Nathanson
___________________________
Dina Nathanson

I agree to the above Amendment and I understand that, except as amended above, the terms and conditions of my employment will continue to be governed by the aforesaid Agreement.

/s/ Patrick McCreery            February 2, 2021
__________________________        __________________________
Patrick McCreery                Date

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